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Exhibit 3.1

NOTE: THIS IS A TRANSLATION INTO ENGLISH OF THE ARTICLES OF ASSOCIATION (STATUTEN) OF A DUTCH COMPANY WITH LIMITED LIABILITY (NAAMLOZE VENNOOTSCHAP). IN THE EVENT OF A CONFLICT BETWEEN THE ENGLISH AND DUTCH TEXTS, THE DUTCH TEXT SHALL PREVAIL.

        CONTINUOUS TEXT of the articles of association of AerCap Holdings N.V., with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before W.H. Bossenbroek, civil law notary in Amsterdam, on June 12, 2009.

        Ministerial declaration of no-objection dated June 10, 2009, number N.V. 1384230.

        This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION
NAME AND SEAT
Article 1

1.1
The name of the company is: AerCap Holdings N.V.

1.2
The company is established in Amsterdam.

OBJECTS
Article 2

        The objects of the Company are:

  a.
  to enter into financial engagements, particularly into financial and operational lease agreements, with respect to airplanes and helicopters, airplane and helicopter engines, (spare) components of airplanes and helicopters, as well as related technical equipments and other technical equipment as the company deems fit;

  b.
  to enter into service agreements which support the before mentioned engagements;

  c.
  to acquire, exploit and sell the before mentioned objects;

  d.
  to participate in, to finance, to collaborate with, to conduct the management of and provide advice and other services to legal persons and other enterprises with the same or similar objects;

  e.
  to acquire, use and/or assign industrial and intellectual property rights;

  f.
  to provide security for the debts of legal persons or of any other company;

  g.
  to do anything which is, in the widest sense of the word, connected with or may be conducive to the attainment of these objects.

SHARE CAPITAL
Article 3

        The authorised share capital of the Company is two million euros (EUR 2,000,000), divided into two hundred million (200,000,000) ordinary shares, each having a nominal value of one eurocent (EUR 0.01).

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 ISSUANCE OF SHARES AND PAYMENT ON SHARES
Article 4

4.1
Upon a proposal of the Board of Directors containing the price and further terms and conditions of issue, the general meeting of shareholders shall have the power to resolve upon the issuance of shares and, with due observance of the proposal of the Board of Directors, to determine the price and further terms and conditions of such share issuance. The general meeting of shareholders may designate the Board of Directors as the authorized corporate body for this purpose. A designation as referred to above shall only be valid for a specific period of no more than five years and may from time to time be extended with a period of not more than five years. Unless the designation provides otherwise, it may not be withdrawn. The designation shall specify the number of shares which may be issued.

4.2
As long as the Board of Directors is authorized to resolve upon the issuance of shares pursuant to paragraph 1 hereof, the general meeting of shareholders cannot pass resolutions to issue shares.

4.3
Without prejudice to what has been provided in article 2:80 paragraph 2 of the Dutch Civil Code, shares shall at no time be issued below par. Shares must be fully paid up upon issuance.

4.4
Payment must be made in cash to the extent that no other contribution has been agreed upon. If the company so agrees, payment in cash can be made in a currency other than euro. In the event of payment in a foreign currency the obligation to pay is fulfilled to the extent of the amount for which the payment is freely convertible into euro, the decisive factor being the rate of exchange on the day of payment, or, as the case may be, after application of the next sentence, on the day mentioned therein. The company may require payment at the rate of exchange on a certain day within two months prior to the ultimate day on which payment must be made, provided the shares shall immediately upon their issuance be admitted to a listing at a stock exchange outside of the Netherlands.

4.5
The provisions of this article 4 shall equally apply to the granting of rights to subscribe for shares, but shall not apply to the issuance of shares to a person who exercises a previously acquired right to subscribe for shares. The Board of Directors shall be authorized to issue such shares.

4.6
The company is authorized to cooperate in the issuance of depository receipts for shares.

4.7
The Board of Directors will be authorized to perform the legal acts as referred to in article 2:94 of the Dutch Civil Code without the prior approval of the general meeting of shareholders.

PRE-EMPTIVE RIGHTS
Article 5

5.1
In the event of an issuance of shares, each shareholder shall have a pre-emptive right pro rata to the number of shares held by each such shareholder.

5.2
Should a shareholder who is entitled to a pre-emptive right not or not fully exercise such right, the other shareholders shall be similarly entitled to pre-emption rights in respect of those shares which have not been claimed. If the latter collectively do not or do not fully exercise their pre-emptive rights either, then the authorized corporate body will be free to decide to whom the shares which have not been claimed shall be issued.

  In respect of the issuance of shares there shall be no pre-emptive right to shares issued against a contribution other than in cash or issued to employees of the company or of a group company.

5.3
The general meeting of shareholders will have the power to limit or exclude the pre-emptive rights. The pre-emptive right may also be restricted or excluded by the Board of Directors designated pursuant to article 4 paragraph 1 of these articles, if, by a resolution of the general meeting of

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  shareholders, it was designated and authorised for a specified period, not exceeding five years, to restrict or exclude such pre-emptive right. The designation may be extended, from time to time, for a period not exceeding five years. Unless the designation provides otherwise, it may not be withdrawn.

5.4
As long as the Board of Directors is authorized to limit or exclude the pre-emptive rights pursuant to paragraph 3 hereof, the general meeting of shareholders cannot pass such resolutions.

5.5
A resolution by the general meeting of shareholders to limit or exclude the pre-emptive rights or to designate the Board of Directors as the authorized corporate body for this purpose in accordance with paragraph 3 hereof requires, in order to be validly adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders if less than half of the issued share capital is present or represented at such meeting.

5.6
The company shall announce any issuance of shares with pre-emptive rights in the Staatscourant (Gazette) and in a national daily newspaper and—in the event that shares have been listed on Euronext Amsterdam N.V.—in the Officiële Prijscourant (Official Price List) of Euronext Amsterdam N.V., and the period of time within which such pre-emptive right can be exercised.

  Such pre-emptive right can be executed during at least two weeks after the day of notice in the Staatscourant (Gazette).

ACQUISITION BY THE COMPANY OF ITS SHARES
Article 6

6.1
The company may acquire shares in its own share capital for valuable consideration if and in so far as:

a.
its shareholders' equity less the purchase price to be paid by the company for such shares is not less than the aggregate amount of the paid up and called for part of the issued share capital and the reserves which must be maintained pursuant to the law or these articles of association;

b.
the aggregate par value of the shares in its share capital which the company acquires, (already) holds or on which it holds a right of pand (pledge), or which are held by a subsidiary of the company, amounts to no more than one-tenth of the aggregate par value of the issued share capital; and

c.
the general meeting of shareholders has authorized the Board of Directors to acquire such shares, which authorization shall be valid for no more than eighteen months on each occasion,

  notwithstanding any further applicable statutory provisions and the provisions of these articles of association.

6.2
Shares thus acquired may again be disposed of by the company. If depository receipts for shares in the share capital of the company have been issued, such depository receipts shall for the application of the provisions of this paragraph and paragraph 1 hereof be treated as shares.

6.3
In the general meeting of shareholders no votes may be cast in respect of:

a.
share(s) held by the company or by a subsidiary of the company;

b.
share(s), depository receipts of which are held by the company or by a subsidiary of the company; and

c.
share(s) on which the company or a subsidiary of the company holds a right of usufruct or a right of pledge.

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  However, the holders of a right of usufruct and the holders of a right of pledge on shares held by the company or by a subsidiary of the company are nonetheless not excluded from the right to vote such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was acquired by the company or by a subsidiary of the company.

  Shares in respect of which voting rights may not be exercised shall not be taken into account when determining to what extent the shareholders have cast their votes, to what extent they are present or represented at the general meeting of shareholders or to what extent the share capital is provided or represented.

REDUCTION OF SHARE CAPITAL
Article 7

7.1
The general meeting of shareholders may resolve to reduce the issued share capital of the company by cancelling shares or by reducing the par value of shares by an amendment to the articles of association, provided that the amount of the issued share capital does not fall below the minimum share capital as required by law in effect at the time of the resolution.

  A resolution of the general meeting of shareholders shall require a two-thirds majority vote if less than half of the issued share capital is present or represented at such meeting.

7.2
Cancellation of shares may apply to shares which are held by the company itself or to shares for which the company holds depository receipts (beneficial rights).

  Partial repayment on shares shall be made on all shares.

7.3
Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata to all shares. The pro rata requirements may be waived by agreement of all shareholders concerned.

7.4
The notice of a general meeting of shareholders at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the issued share capital and the manner in which such reduction shall be effectuated. The resolution to reduce the issued share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

7.5
The company shall file a resolution to reduce the issued share capital with the trade register and shall publish such filing in a national daily newspaper.

7.6
Within two months after publication of the filing referred to above in paragraph 5 hereof, any creditor may oppose the resolution to reduce the issued share capital of the company.

7.7
A resolution to reduce the issued share capital shall not take effect as long as opposition may be instituted. If opposition has been instituted within the two month period, the resolution shall take effect upon the withdrawal of the opposition or upon a court order setting aside the opposition.

SHARES AND SHARE CERTIFICATES
Article 8

8.1
The shares shall be in registered form.

8.2
A shareholder may request the Company to issue share certificates for his registered shares.

8.3
Share certificates shall be available in such denominations as the Board of Directors shall determine.

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8.4
All share certificates shall be signed by or on behalf of a director; the signature may be effected by printed facsimile. In addition all share certificates may be validly signed by one or more persons designated by the Board of Directors for that purpose.

8.5
All share certificates shall be identified by numbers and/or letters in such manner to be determined by the Board of Directors.

8.6
The Board of Directors may determine the form and contents of share certificates.

8.7
The expression share certificate as used in these articles of association shall include a share certificate in respect of more than one share.

8.8
The company may, pursuant to a resolution of the Board of Directors, cooperate in the issuance of depository receipts in bearer form.

MISSING OR DAMAGED SHARE
CERTIFICATES
Article 9

9.1
Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates or duplicates bearing the same numbers and/or letters, provided the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of his title and, in so far as applicable, the loss of the share certificates to the Board of Directors, and further subject to such conditions as the Board of Directors may deem appropriate.

9.2
The issuance of a new share certificate or a duplicate shall render the share certificates which it replaces invalid.

9.3
The issuance of new share certificates or duplicates for share certificates may in appropriate cases, at the discretion of the Board of Directors, be published in newspapers to be determined by the Board of Directors.

SHAREHOLDERS' REGISTER
Article 10

10.1
With due observance of the applicable statutory provisions in respect of registered shares, a shareholders' register shall be kept by or on behalf of the company, which shareholders' register shall be regularly updated and, at the discretion of the Board of Directors, may, in whole or in part, be kept in more than one copy and at more than one address. At least one copy shall be kept at the office of the company in the Netherlands.

  Part of the shareholders' register may be kept abroad in order to comply with applicable provisions set by a foreign stock exchange.

10.2
Each shareholder's name, his address and such further information as required by law and the information as the Board of Directors deems appropriate, whether at the request of a shareholder or not, shall be recorded in the shareholders' register.

10.3
The form and the contents of the shareholders' register shall be determined by the Board of Directors with due observance of the provisions of paragraphs 1 and 2 hereof.

10.4
Upon his request a shareholder shall be provided with written evidence of the contents of the shareholders' register with regard to the shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the company by a director or by a person to be designated for that purpose by the Board of Directors.

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10.5
The provisions of paragraphs 1 up to and including 4 hereof shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

10.6
The Board of Directors shall have power and authority to permit inspection of the shareholders' register by and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a shareholder of which the company has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the company and its shareholders as a result of the listing of shares in the share capital of the company on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.

REQUEST TO ISSUE OR CANCEL SHARE CERTIFICATES
Article 11

11.1
Subject to the provisions of article 8, a holder of shares may, upon his request, obtain one or more share certificates for his shares.

11.2
Subject to the provisions of article 8, a holder of shares may request the company to cancel the share certificate(s) for his shares.

11.3
The Board of Directors may require a request, as referred to in this article 11, to be made on a special form, to be provided to the shareholder free of charge, to be signed by such shareholder. Any requests made pursuant to and in accordance with the provisions of articles 8, 9, 10 and this article 11 may be sent to the company at such address(es) as to be determined by the Board of Directors, at all times including an address in the municipality or city where a stock exchange on which shares in the share capital of the company are listed has its principal place of business.

11.4
The company is entitled to charge amounts, at no more than cost, and to be determined by the Board of Directors, to those persons who request any services to be carried out pursuant to articles 8 to 11 inclusive.

TRANSFER OF SHARES
Article 12

12.1
Unless the law provides otherwise and except as provided by the provisions of the following paragraphs of this article, the transfer of a share shall require an instrument intended for such purpose and, unless the Company itself is a party to the transaction, the written acknowledgement of the transfer by the company; service upon the company of such instrument of transfer or of a copy or extract thereof signed as a true copy by a civil law notary or the transferor shall be considered to have the same effect as an acknowledgement.

12.2
In cases where no share certificate is issued for the relative shares, an instrument of transfer on a form to be supplied by the company free of charge, must be submitted to the company.

12.3
In cases where a share certificate is issued, the relative share certificate must be submitted to the company, provided that an instrument of transfer printed on the back of the share certificate, has been duly completed and signed by or on behalf of the transferor and the transferee, or a separate instrument is submitted together with the share certificate.

12.4
If a transfer of a share for which a share certificate is issued, has been effected by service upon the company of the relative share certificate with or without a separate instrument of transfer, the company shall, at the discretion of the Board of Directors, either endorse the transfer on the share

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  certificate or cancel the share certificate and issue to the transferee one or more share certificates registered in his name up to an equal nominal amount.

12.5
The company's written acknowledgement of a transfer of a share for which a share certificate is issued shall, at the discretion of the Board of Directors, be effected either by endorsement of the transfer on the share certificate as proof of the acknowledgement or by the issuance to the transferee of one or more share certificates registered in his name up to an equal nominal amount.

12.6
If the transfer of a share does not take place in accordance with the provisions of paragraphs 2 and 3 of this article, the transfer of a share can only take place with the permission of the Board of Directors. The Board of Directors may make its permission subject to such conditions as the Board of Directors may deem necessary or desirable. The applicant shall always be entitled to demand that said permission be granted on the condition that transfer takes place to a person designated by the Board of Directors. The permission shall be deemed to have been granted, should the Board of Directors not have decided on granting permission for the request within six weeks of being requested to do so.

12.7
The provisions of the preceding paragraphs of this article shall apply correspondingly to the allotment of shares in the event of a division of any share constituting joint property, the transfer of a shares as a consequence of a writ of execution and the creation of limited rights on a share.

RIGHT OF PLEDGE
Article 13

13.1
A right of pledge may be created on the shares.

13.2
If a right of pledge is created on shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and the voting rights may not be conferred on the holder of the right of pledge.

13.3
The holder of the right of pledge shall not be entitled to any of the rights which the law grants a holder of depository receipts issued with the cooperation of the company.

13.4
The provisions of article 12 shall equally apply to the creation or release of a right of pledge on shares.

13.5
The company may accept a pledge on its own shares only if:

a.
the shares to be pledged are fully paid-up;

b.
the nominal amount of its own shares to be pledged and those already held by it or pledged to it do not together amount to more than one-tenth of the issued share capital; and

c.
the general meeting of shareholders has approved the pledge agreement.

RIGHT OF USUFRUCT
Article 14

14.1
A right of usufruct may be created on the shares.

14.2
If a right of usufruct is created on shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and voting rights may not be conferred on the holder of the right of usufruct.

14.3
The holder of the right of usufruct shall not be entitled to any of the rights which the law grants a holder of depository receipts issued with the cooperation of the company.

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14.4
The provisions of article 12 shall equally apply to the creation, transfer or release of a right of usufruct on shares.

BOARD OF DIRECTORS
Article 15

15.1
The company has a one-tier board structure. The company will be managed by the Board of Directors. The Board of Directors is consisting of at least three (3) and at most twelve (12) directors. The Board of Directors shall determine the number of directors, taking into account the previous sentence. Only natural persons may be appointed as director.

15.2
The general meeting of shareholders shall appoint the directors.

  A resolution to appoint a director may be passed by an absolute majority of the valid votes cast, provided that the resolution is passed further to a proposal by the Board of Directors. The general meeting of shareholders may appoint a director, without there being a proposal by the Board of Directors to this effect, by a resolution passed by an absolute majority of the valid votes cast representing at least one-third of the issued capital.

15.3
The directors are appointed for a maximum period of four years starting on the day after the day of the general meeting of shareholders on which they are appointed.

15.4
The general meeting of shareholders may at any time suspend or remove any director. A resolution to remove or suspend a director may be passed by an absolute majority of the valid votes cast, provided that the resolution is passed further to a proposal by the Board of Directors. The general meeting of shareholders may remove or suspend a director, without there being a proposal by the Board of Directors to this effect, by a resolution passed by an absolute majority of the valid votes cast representing at least one-third of the issued capital.

15.5
If the general meeting of shareholders has suspended a director, the general meeting of shareholders shall within three months after the suspension has taken effect resolve either to dismiss such director, or to terminate or continue the suspension, failing which the suspension shall lapse.

  A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting of shareholders has adopted the resolution to continue the suspension.

  If within the period of continued suspension the general meeting of shareholders has not resolved either to dismiss the director concerned or to terminate the suspension, the suspension shall lapse.

  A director who has been suspended shall be given the opportunity to account for his actions at the general meeting of shareholders.

15.6
The Board of Directors shall appoint from its number one or more executive directors of whom one shall have the title of Chief Executive Officer ("CEO"). The executive directors shall be charged with the day-to-day affairs of the Company. The other directors shall be non-executive directors.

15.7
The Board of Directors shall further appoint from the number of directors one of the non-executive directors as chairman of the Board of Directors and, if the Board of Directors resolves so, one of the non-executive directors as vice-chairman of the Board of Directors.

15.8
The general policy with regard to the remuneration of the Board of Directors shall be determined by the general meeting of shareholders, upon a proposal of the nomination and compensation committee of the Board of Directors. The remuneration policy shall, at a minimum, address the items set out in Articles 2:383c up to and including 2:383e of the Dutch Civil Code, to the extent

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  that these relate to the Board of Directors. The remuneration policy shall be presented in writing to the works council for information purposes at the same time as it is submitted to the general meeting of shareholders.

15.9
The remuneration of directors shall be set, with due regard for the remuneration policy, by the Board of Directors. With regard to arrangements concerning remuneration in the form of shares or share options, the Board of Directors shall submit a proposal to the general meeting of shareholders for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to directors and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

DUTIES AND POWERS
Article 16

16.1
The Board of Directors is charged with the management of the Company, subject to the restrictions contained in these articles of association.

16.2
The Board of Directors shall draw up rules governing its internal affairs. Such rules may also contain an allocation of duties and delegation of powers to one or more directors or committees. Such rules may not violate the provisions of these articles of association. If the Board of Directors has established rules governing its internal affairs, resolutions of the Board of Directors shall be adopted in accordance with these articles of association and the provisions of such rules.

16.3
The chairman shall use its best efforts to see to it that the majority of the meetings of the Board of Directors shall be held in the Netherlands and a majority of the written resolutions adopted in accordance with paragraph 5 of this article, shall be deemed to be adopted in the Netherlands.

16.4
The contemporaneous linking together by telephone conference or audio-visual communication facilities of the directors, shall be deemed to constitute a meeting of the Board of Directors for the duration of the connection. Any director taking part, shall be deemed present in person at the meeting and shall be entitled to vote or counted in quorum accordingly. Such meeting shall be deemed to be held in the Netherlands if the majority of the participants are in the Netherlands for the full duration of the meeting.

16.5
Resolutions of the Board of Directors may, instead of in a meeting, be passed in writing—including any electronic message and facsimile, or in the form of a message transmitted by any accepted means of communication and received or capable of being produced in writing—provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process and provided that the resolution is signed by a majority of the directors in office. A resolution shall be deemed to be adopted in the Netherlands if a majority of the directors executing the resolution are in the Netherlands when signing the resolution.

16.6
The Board of Directors shall establish a group executive committee, a group portfolio and investment committee, a group treasury and accounting committee, an audit committee and a nomination and compensation committee. The Board of Directors may establish any other committee as the Board of Directors shall decide. The Board of Directors shall draw up rules governing a committee's internal affairs.

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16.7
Without prejudice to any other applicable provision in these articles of association, the Board of Directors shall require the approval of the general meeting of shareholders for resolutions of the Board of Directors with regard to an important change in the identity or character of the Company or the enterprise, including in any event:

a.
the transfer of the enterprise or almost the entire enterprise to a third party;

b.
entry into or termination of any long-term cooperation by the Company or a subsidiary of the Company with another legal entity company or partnership, or as a fully liable partner in a limited or general partnership, if such cooperation or termination thereof is of far-reaching significance to the Company;

c.
acquisition or disposal by the Company, or a subsidiary of the Company, of a participating interest in the capital of a Company with a value of at least one third of the amount of the assets as shown on the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, as shown on the consolidated balance sheet with explanatory notes according to the most recently adopted annual accounts of the Company.

  The absence of approval by the general meeting of shareholders of a resolution as referred to in this paragraph shall not affect the representative authority of the directors.

16.8
Where one or more directors are absent or prevented from acting, the remaining director(s) shall be charged with the entire management of the Company. Where all directors or the only director are/is absent or prevented from acting, the management shall be conducted temporarily by one or more persons to be appointed for that purpose by the general meeting of shareholders.

REPRESENTATION
Article 17

17.1
The Board of Directors, as well the CEO acting individually, is entitled to represent the company.

17.2
Where a director has an interest which conflicts directly or indirectly with the company's interests, the company may nevertheless be represented in accordance with the provisions contained in the previous paragraph, such without prejudice of paragraph 4 of this article. The general meeting of shareholders shall always have the power to designate one or more other persons for such purpose. The director(s) in respect of whom there is a conflict of interests may be the person(s) designated, provided that due regard is had to the provisions of these articles of association.

17.3
The company may grant special and general powers of attorney, whether or not such persons are employed by the company, authorizing them to represent the company and bind it vis-à-vis third parties.

17.4
For the purposes of the implementation of article 18, each director shall have the authority to represent the company, unless the director in question would claim indemnification from the company under article 18. If, upon the implementation of article 18, the company has a conflict of interests with all of the directors arising from individual rights of each of these directors under article 18, the company shall be represented by two or more persons to be designated by the Board of Directors. Such persons may not be directors.

INDEMNIFICATION
Article 18

18.1
Subject to the limitations included in this article, every person or legal entity who is, or has been, a director, proxy-holder, staff member or officer (specifically including the Chief Financial Officer and the Chief Legal Officer as from time to time designated by the Board of Directors), who is made, or threatened to be made, a party to any claim, action, suit or proceeding in which he/she

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  or it becomes involved as a party or otherwise by virtue of his/her or its being, or having been, a director, proxy-holder, staff member or officer of the company, shall be indemnified by the company, to the fullest extent permitted under the laws of the Netherlands, concerning (A) any and all liabilities imposed on him/her or on it, including judgements, fines and penalties, (B) any and all expenses, including costs and attorneys' fees, reasonably incurred or paid by him/her or by it, and (C) any and all amounts paid in settlement by him/her or by it, in connection with any such claim, action, suit or other proceeding.

18.2
A director, proxy-holder, staff member or officer shall, however, have no right to be indemnified against any liability in any matter if it shall have been finally determined that such liability resulted from the intent, wilful recklessness or serious culpability of such person or legal entity.

18.3
Furthermore, a director, proxy-holder, staff member or officer shall have no right to be indemnified against any liability in any matter if it shall have been finally determined that such person or legal entity did not act in good faith and in the reasonable belief that his or its action was in the best interest of the company.

18.4
In the event of a settlement, a director, proxy-holder, staff member or officer shall not lose his/her or its right to be indemnified unless there has been a determination that such person or legal entity engaged in intent, wilful recklessness or serious culpability in the conduct of his or its office or did not act in good faith and in the reasonable belief that his/her or its action was in the best interest of the company:

(i)
by the court or other body approving settlement; or

(ii)
by a resolution duly adopted by the general meeting of shareholders; or

(iii)
by written opinion of independent counsel to be appointed by the Board of Directors.

18.5
The right to indemnification herein provided (i) may be insured against by policies maintained by the company, (ii) shall be severable, (iii) shall not affect any other rights to which any director, proxy-holder, staff member or officer may now or hereafter be entitled, (iv) shall continue as to a person or legal entity who has ceased to be a director, proxy-holder, staff member or officer, and (v) shall also inure to the benefit of the heirs, executors, administrators or successors of such person or legal entity.

18.6
Nothing included herein shall affect any right to indemnification to which persons or legal entities other than a director, proxy-holder, staff member or officer may be entitled by contract or otherwise.

18.7
Subject to such procedures as may be determined by the Board of Directors, expenses in connection with the preparation and presentation of a defence to any claim, action, suit or proceeding of the character described in this article 18 may be advanced to the director, proxy-holder, staff member or officer by the company prior to final disposition thereof upon receipt of an undertaking by or on behalf of such director, proxy-holder, staff member or officer to repay such amount if it is ultimately determined that he or it is not entitled to indemnification under this article 18.

GENERAL MEETING OF SHAREHOLDERS
Article 19

19.1
The annual general meeting of shareholders shall be held within six months after the close of the financial year.

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19.2
At this general meeting of shareholders the following subjects shall be considered:

a.
the written annual report prepared by the Board of Directors on the course of business of the company and the conduct of its affairs during the past financial year;

b.
the adoption of the annual accounts;

c.
discussion regarding the company's reserves and dividend policy and justification thereof by the Board of Directors;

d.
if applicable, the proposal to pay a dividend;

e.
the discharge of the directors in respect of their management during the previous financial year;

f.
the appointment of directors;

g.
the designation of the person referred to in article 16.8;

h.
each substantial change in the corporate governance structure of the company; and

i.
the proposals placed on the agenda by the Board of Directors together with proposals made by shareholders in accordance with the provisions of these articles of association.

19.3
Extraordinary general meetings of shareholders shall be held as often as deemed necessary by the Board of Directors and shall be held if one or more shareholders and other persons entitled to attend such meetings jointly representing at least one-tenth of the issued share capital make a written request to that effect to the Board of Directors, specifying in detail the business to be considered.

19.4
If the Board of Directors fails to comply with a request referred to in paragraph 1 hereof in such manner that the general meeting of shareholders can be held within six weeks after the request, the persons who have made the request may be authorized by the president of the district court in Amsterdam to convene the meeting themselves.

PLACE AND NOTICE OF THE GENERAL MEETING OF SHAREHOLDERS
Article 20

20.1
General meetings of shareholders shall be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague. The notice convening the meeting shall inform the shareholders and other persons entitled to attend meetings of shareholders accordingly.

20.2
All notices to shareholders and persons entitled to attend meetings of shareholders shall be published in a national daily newspaper and in a foreign country in at least one newspaper in each of those countries where the shares have been admitted to an official quotation at the request of the company.

20.3
The notice convening a general meeting of shareholders shall be published by either the Board of Directors, or by the persons who according to the law or these articles of association are entitled thereto.

NOTICE PERIOD AND AGENDA
Article 21

21.1
The notice convening a general meeting of shareholders shall be published no later than on the fifteenth day prior to the day of the meeting. The notice shall always contain or be accompanied by the agenda for the meeting, or shall mention where such agenda can be obtained, which shall in

12

  any event be at the office of the company in the Netherlands, notwithstanding the statutory provisions regarding reduction of issued share capital and amendment of articles of association.

21.2
The agenda shall contain such subjects to be considered at the meeting as the person(s) convening the meeting shall decide, and furthermore such other subjects, as one or more shareholders and others entitled to attend the meetings, representing at least one-hundredth of the issued share capital or representing a value of at least fifty million euro (EUR 50,000,000.—), have so requested the Board of Directors in writing to include in the agenda, at least sixty days before the date on which the meeting is convened. The Board of Directors may decide not to place items so requested on the agenda, in the event the Board of Directors is of the opinion that doing so would be detrimental to vital interests of the company. No valid resolutions can be adopted at a general meeting of shareholders in respect of subjects which are not mentioned in the agenda.

CHAIRMAN OF GENERAL MEETINGS OF SHAREHOLDERS AND MINUTES
Article 22

22.1
General meetings of shareholders shall be presided by the chairman of the Board of Directors. In case of absence of the chairman of the Board of Directors the meeting shall be presided by any other person nominated by the Board of Directors. The chairman of the meeting shall appoint the secretary of that meeting.

22.2
The secretary of the meeting shall keep the minutes of the business transacted at the meeting, which minutes shall be adopted and signed by the chairman and the secretary of the meeting.

22.3
The chairman of the Board of Directors may request a civil law notary to include the proceedings at the meeting in a notarial report.

ATTENDANCE OF GENERAL MEETING OF SHAREHOLDERS
Article 23

23.1
All shareholders and persons entitled to attend meetings are entitled to attend general meetings of shareholders, to address the general meeting of shareholders and—to the extent they have the voting rights to the shares—to vote the shares thereat.

23.2
Prior to being admitted at a general meeting of shareholders, a shareholder or its proxy shall have to sign an attendance list, stating his name and the number of votes that can be cast by him. A proxy shall also state the name(s) of the person(s) for whom he acts.

23.3
The Board of Directors may determine that paragraph 1 will be applicable to those who (i) are a shareholder as per a certain date, determined by the Board of Directors, such date hereinafter referred to as: the "record date", and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the Board of Directors, hereinafter referred to as: the "register", in as far as (iii) at the request of the applicant, the holder of the register has given notice in writing to the company prior to the general meeting of shareholders, that the shareholder mentioned in this paragraph has the intention to attend the general meeting of shareholders, regardless who will be shareholder at the time of the general meeting of shareholders. The notice will contain the name and the number of shares the shareholder will represent in the general meeting of shareholders. The provision above under (iii) about the notice to the company also applies to the proxy holder of a shareholder, who has a written proxy.

23.4
The record date mentioned in paragraph 3 shall be determined by the Board of Directors with due observance of applicable statutory provisions. The Board of Directors shall furthermore determine the date mentioned in paragraph 3 on which the intention to attend the general meeting of shareholders has to be given at the latest. The notice of the general meeting of shareholders will contain those times, the place of meeting and the proceedings for registration and notification.

13

23.5
In case the Board of Directors does not exercise its right as determined in paragraph 3, it shall be necessary for each holder of shares, to notify the company in writing of his intention to attend the meeting no later than on the day and furthermore at the place mentioned in the notice, stating—in so far as it concerns shares for which a share certificate is issued—the identifying number of the share certificate. They may only exercise the said rights at the meeting for the shares registered in their name both on the day referred to above and on the day of the meeting.

23.6
In case the Board of Directors exercises its right as determined in paragraph 3, those who have a written proxy shall give their proxy to the holder of the register prior to the notification described in paragraph 4. The holder of the register will send the proxies together with the notification to the company as described in paragraph 3 sub (iii). The Board of Directors may resolve that the proxies of holders of voting rights will be attached to the attendance list. In case the Board of Directors does not exercise its rights as determined in paragraph 3, the written proxies must be deposited ultimately on the day mentioned in the convocation and at the office of the company.

23.7
Shareholders and other persons entitled to attend meetings of shareholders may be represented by proxies duly authorized in writing, and such proxies shall be admitted upon production of such written instrument.

23.8
The general meeting of shareholders may adopt rules regarding, inter alia, the length of time for which shareholders may speak. In so far as such rules are not applicable, the chairman may determine the time for which shareholders may speak if he considers this desirable with a view to the orderly proceeding of the meeting.

23.9
All matters regarding the admittance to the general meeting of shareholders, the exercise of voting rights and the result of votings, as well as any other matters regarding the proceedings at the general meeting of shareholders shall be decided upon by the chairman of that meeting, with due observance of the provisions of article 2:13 of the Dutch Civil Code.

VOTES AND ADOPTION OF RESOLUTIONS
Article 24

24.1
At the general meeting of shareholders each share entitles its holder to one (1) vote.

24.2
Unless otherwise stated in these articles of association, resolutions shall be validly adopted if adopted by absolute majority of votes cast. Blank and invalid votes shall not be counted. The chairman of the meeting shall decide on the method of voting and on the possibility of voting by acclamation.

ANNUAL ACCOUNTS AND REPORT OF THE BOARD OF DIRECTORS
Article 25

25.1
The financial year of the company shall coincide with the calendar year.

25.2
Each year, within four months after expiry of the financial year, the Board of Directors shall draw up the annual accounts, consisting of a balance sheet and a profit and loss account in respect of the preceding financial year, together with the explanatory notes thereto. The Board of Directors shall furthermore prepare a report on the course of business of the company in the preceding year.

25.3
The Board of Directors shall draw up the annual accounts in accordance with applicable generally accepted accounting principles and all other applicable provisions of the law.

  The annual accounts shall be signed by all directors. Should the signature of one or more of them be missing, then mention shall be made thereof, stating the reason.

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25.4
The Board of Directors shall cause the annual accounts to be examined by one or more registered accountant(s) or other experts designated for the purpose in accordance with article 2:393 of the Dutch Civil Code by the general meeting of shareholders. The auditor or the other expert designated shall report on his examination to the Board of Directors and shall issue a certificate containing the results thereof.

25.5
Copies of the annual accounts accompanied by the certificate of the expert referred to in the preceding paragraph, the annual report of the Board of Directors, and the information to be added to each of such documents pursuant to the law, shall be made freely available at the office of the company for the shareholders and the other persons entitled to attend meetings of shareholders, and—in the event that shares have been listed on the Amsterdam Stock Exchange—at a bank in Amsterdam, to be mentioned in the notice calling the general meeting of shareholders, as from the date of the notice convening the general meeting of shareholders at which meeting they shall be discussed, until the close thereof.

25.6
The general meeting of shareholders decides on the adoption of the annual accounts.

DISTRIBUTIONS
Article 26

26.1
From the profits, as apparent from the annual accounts adopted by the general meeting of shareholders such amounts shall be reserved as the Board of Directors shall determine.

26.2
The profits that remain after the application of paragraph 1 hereof shall be distributed to the shareholders pro rata to the number of shares held by each such shareholder.

26.3
Dividends payable in cash shall be paid in United States Dollars, unless the Board of Directors determines that payment shall be made in another currency.

26.4
The company can only declare distributions insofar as its shareholders' equity exceeds the amount of the paid up and called portion of the issued share capital, plus the statutory reserves.

26.5
Subject to the provisions of article 2:105 paragraph 4 of the Dutch Civil Code and with due observance of the provisions of paragraph 4 of this Article, the Board of Directors may resolve to declare any interim dividends and/or other interim distributions. Such dividends and/or distributions shall be made to shareholders pro rata to the number of shares held by each shareholder.

Article 27

27.1
Distributions pursuant to article 26 shall be payable as from a date to be determined by the Board of Directors.

27.2
Distributions under article 26 shall be made payable at an address or addresses in the Netherlands, to be determined by the Board of Directors, and in any case at least at one address in each other country where the shares of the company are listed on a stock exchange.

27.3
The Board of Directors may determine the method of payment in respect of cash distributions on shares.

27.4
The person entitled to a distribution under article 26 on shares shall be the person in whose name the share is registered, or in the event of others entitled thereto, if their right is sufficiently established, at the date to be fixed for that purpose by the Board of Directors.

27.5
Notice of distributions and of the dates and places referred to in the preceding paragraphs of this article shall at least be published in a national daily newspaper and abroad in at least one daily newspaper appearing in each of those countries where the shares, on the application of the

15

  company, have been admitted for official quotation, and further in such manner as the Board of Directors may deem desirable.

27.6
Distributions in cash under article 26 that have not been collected within five years and two days after have become due and payable shall revert to the company.

27.7
The Board of Directors may cause the company to declare distributions to shareholders under article 26 in full or partially in the form of shares in the share capital of the company.

  In the case of a distribution in the form of shares in the share capital of the company, any shares in the company not claimed within a period to be determined by the Board of Directors shall be sold for the account of the persons entitled to the distribution who failed to claim the shares. The net proceeds of such sale shall thereafter be held at the disposal of the above persons in proportion to their entitlement; the right to the proceeds shall lapse, however, if the proceeds are not claimed within thirty years after the date on which the distribution in shares was made payable.

27.8
In the case of a distribution in the form of shares in the company, those shares shall be registered in the shareholders' register of the company, and, were applicable, certificates shall be issued to the holders thereof.

27.9
The provisions of paragraphs 4 and 7 shall apply correspondingly in respect of any other distributions that do not take place pursuant to article 26.

AMENDMENT ARTICLES OF ASSOCIATION
Article 28

28.1
The general meeting of shareholders may resolve to amend the articles of association of the company, provided that such resolution has been proposed to the general meeting of shareholders by the Board of Directors.

28.2
The complete proposal to amend the articles of association shall be made freely available for the shareholders and the other persons entitled to attend meetings of shareholders, at the office of the company as from the day of notice convening such meeting until the close of that meeting.

DISSOLUTION AND LIQUIDATION
Article 29

29.1
The company shall be dissolved pursuant to a resolution of the general meeting of shareholders, provided that such resolution has been proposed to the general meeting of shareholders by the Board of Directors. The provisions of article 28 shall apply correspondingly.

29.2
If the company is dissolved, the liquidation shall be carried out by the Board of Directors.

29.3
The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, to the extent possible, remain in full force and effect.

29.4
The balance of the assets of the company remaining after all liabilities have been paid shall be distributed to the shareholders pro rata to the number of shares held by each such shareholder.

29.5
After settling the liquidation, the liquidators shall render account in accordance with the provisions of the law.

29.6
After the company has ceased to exist, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators during a seven-year period.

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 CHOICE OF LAW AND EXCLUSIVE JURISDICTION
Article 30

        The rights and obligations among or between (a) the company, (b) any of its current or former directors, proxy-holders, officers and staff members, and/or (c) any of its current or former holders of shares in the capital of the company and derivatives thereof, shall be governed in each case exclusively by the laws of the Netherlands, unless such rights or obligations do not pertain to or arise out of the abovementioned capacities, insofar as permitted by mandatory law. Any dispute, suit, claim, pre-trial action or other legal proceeding, including summary or injunctive proceedings, by and between those persons pertaining to or arising out of the above-mentioned capacities shall be exclusively submitted to the courts of the Netherlands. In relation to any such legal action or proceedings, all current and former directors, proxy-holders, officers and staff members of the company (a) shall irrevocably submit to the exclusive jurisdiction of the Dutch courts, (b) shall waive any objections to such legal action or proceedings in such courts on the grounds of venue or on the grounds that such legal action or proceedings have been brought in an inappropriate forum, (c) shall irrevocably and unconditionally agree that a judgment in any such legal action or proceedings brought in the courts of the Netherlands shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction and (d) elect domicile at the offices of the company in Amsterdam, The Netherlands for the service of any document relating to such legal action or proceedings.

                      THE UNDERSIGNED
                      W.H. Bossenbroek, civil law notary in Amsterdam, hereby declares that the unofficial English translation of the articles of association of AerCap Holdings N.V., with corporate seat in Amsterdam, after partial amendment to the articles of association on June 12, 2009, reads as per the text printed above.

                      Signed at Amsterdam, on June 12, 2009.
                      (Signed: W.H. Bossenbroek)

17

        DOORLOPENDE TEKST van de statuten van AerCap Holdings N.V., statutair gevestigd te Amsterdam, na partiële statutenwijziging bij akte op 12 juni 2009 verleden voor mr. W.H. Bossenbroek, notaris te Amsterdam.

        Ministeriële verklaring van geen bezwaar de dato 10 juni 2009, nummer N.V. 1384230.

NAAM EN ZETEL
Artikel 1

1.1
De vennootschap is genaamd: AerCap Holdings N.V.

1.2
Zij is gevestigd te Amsterdam.

DOEL
Artikel 2

        Het doel van de vennootschap is:

  a.
  het aangaan van financieringscontracten, met name financial en operational leaseovereenkomsten, met betrekking tot vliegtuigen en helikopters, vliegtuigen helikoptermotoren, (reserve)onderdelen van vliegtuigen en helikopters, alsmede met betrekking tot alle daarmee verband houdende technische benodigdheden en alle andere technische benodigdheden welke de vennootschap passend acht;

  b.
  het aangaan van servicecontracten ter ondersteuning van bovengenoemde overeenkomsten;

  c.
  het verkrijgen, exploiteren en vervreemden van alle hiervoor genoemde voorwerpen;

  d.
  het deelnemen in, het financieren van, het samenwerken met, het voeren van directie over en het verlenen van adviezen en andere diensten aan rechtspersonen en andere ondernemingen met een soortgelijk of aanverwant doel;

  e.
  het verkrijgen, exploiteren en/of vervreemden van industriële en intellectuele eigendomsrechten;

  f.
  het verstrekken van zekerheden voor schulden van rechtspersonen of andere vennootschappen;

  g.
  het verrichten van al hetgeen met het vorenstaande in de ruimste zin verband houdt of daartoe bevorderlijk kan zijn.

AANDELENKAPITAAL
Artikel 3

        Het maatschappelijk kapitaal van de vennootschap bedraagt twee miljoen euro (EUR 2.000.000,—), verdeeld in tweehonderd miljoen (200.000.000) gewone aandelen, elk nominaal groot één eurocent (EUR 0,01).

UITGIFTE VAN AANDELEN EN STORTING OP AANDELEN
Artikel 4

4.1
De algemene vergadering van aandeelhouders is - op voorstel van de raad van bestuur, welk voorstel de koers en de verdere voorwaarden van de uitgifte omvat - bevoegd tot uitgifte van aandelen te besluiten en, met inachtneming van het voorstel van de raad van bestuur, tot het vaststellen van de koers en de verdere voorwaarden van een dergelijke uitgifte van aandelen. De algemene vergadering van aandeelhouders kan de raad van bestuur aanwijzen als het daartoe bevoegde orgaan. Een aanwijzing als hierboven bedoeld kan slechts voor een bepaalde duur van ten hoogste vijf jaren geschieden en zal telkens met niet meer dan vijf jaren kunnen worden verlengd. Tenzij uit de aanwijzing anders blijkt, mag de aanwijzing niet worden ingetrokken. De aanwijzing zal het aantal aandelen welke uitgegeven mogen worden vermelden.

4.2
Indien en voor zover de raad van bestuur bevoegd is te besluiten tot uitgifte van aandelen overeenkomstig lid 1 van dit artikel, kan de algemene vergadering van aandeelhouders geen besluiten tot het uitgeven van aandelen nemen.

4.3
Onverminderd het bepaalde in artikel 2:80 lid 2 van het Burgerlijk Wetboek, geschiedt de uitgifte van aandelen nimmer beneden pari. De aandelen moeten bij uitgifte worden volgestort.

4.4
Storting moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. Storting in geld kan in vreemd geld geschieden indien de vennootschap daarin toestemt. Met storting in vreemd geld wordt aan de stortingsplicht voldaan voor het bedrag waartegen het gestorte bedrag vrijelijk in euro kan worden omgewisseld. Bepalend is de wisselkoers op de dag van storting dan wel, na toepassing van de volgende zin, op de daar bedoelde dag. De vennootschap kan storting verlangen tegen de wisselkoers op een bepaalde dag binnen twee maanden voor de laatste dag waarop moet worden gestort, mits de aandelen onverwijld na de uitgifte zullen worden toegelaten tot de officiële notering van een effectenbeurs buiten Nederland.

4.5
Dit artikel 4 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, doch is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent. Tot de uitgifte van zodanige aandelen is de raad van bestuur bevoegd.

4.6
De vennootschap is bevoegd om mee te werken aan de uitgifte van certificaten van aandelen.

4.7
De raad van bestuur is bevoegd tot het verrichten van rechtshandelingen als bedoeld in artikel 2:94 van het Burgerlijk Wetboek zonder voorafgaande goedkeuring van de algemene vergadering van aandeelhouders.

VOORKEURSRECHT
Artikel 5

5.1
In geval van een uitgifte van aandelen heeft iedere aandeelhouder een voorkeursrecht in verhouding tot het aantal aandelen dat hij bezit.

5.2
Indien een aandeelhouder, aan wie een voorkeursrecht toekomt, daarvan niet of niet volledig gebruik maakt, komt voor het vrijvallend gedeelte het voorkeursrecht op gelijke wijze toe aan de overige aandeelhouders. Maken deze aandeelhouders tezamen niet of niet volledig van het voorkeursrecht gebruik, dan is het bevoegde orgaan vrij in de keuze van degenen, aan wie uitgifte van het vrijvallend gedeelte zal geschieden.

  Bij uitgifte van aandelen bestaat geen voorkeursrecht op aandelen die worden uitgegeven tegen inbreng anders dan in geld of die worden uitgegeven aan werknemers van de vennootschap of van een groepsvennootschap.

5.3
De algemene vergadering van aandeelhouders is bevoegd te besluiten tot het beperken of uitsluiten van de voorkeursrechten. Het voorkeursrecht kan tevens worden beperkt of uitgesloten door de raad van bestuur die daartoe ingevolge artikel 4.1 krachtens besluit van de algemene vergading van aandeelhouders voor een periode van ten hoogste vijf jaren is aangewezen. Een aanwijzing als hierboven bedoeld kan telkens met niet meer dan vijf jaren worden verlengd. Tenzij uit de aanwijzing anders blijkt, mag de aanwijzing niet worden ingetrokken.

5.4
Indien en voor zover de raad van bestuur bevoegd is te besluiten tot het beperken of uitsluiten van de voorkeursrechten overeenkomstig lid 3 van dit artikel, kan de algemene vergadering van aandeelhouders dergelijke besluiten niet nemen.

5.5
Voor de geldigheid van besluiten van de algemene vergadering van aandeelhouders tot het beperken of uitsluiten van de voorkeursrechten of tot aanwijzing van de raad van bestuur als het daartoe bevoegde orgaan overeenkomstig lid 3 van dit artikel, is een meerderheid van ten minste twee derden van de uitgebrachte stemmen in een vergadering van aandeelhouders vereist indien minder dan de helft van het geplaatste kapitaal in die vergadering aanwezig of vertegenwoordigd is.

5.6
De vennootschap maakt een uitgifte van aandelen met voorkeursrechten bekend in de Staatscourant en in een landelijk verspreid dagblad en - in het geval dat aandelen zijn toegelaten tot de officiële notering aan Euronext Amsterdam - in de Officiële Prijscourant van Euronext Amsterdam N.V., alsmede de periode waarin een dergelijk voorkeursrecht kan worden uitgeoefend.

  Een dergelijk voorkeursrecht kan worden uitgeoefend gedurende ten minste twee weken na de dag van bekendmaking in de Staatscourant.

VERKRIJGING DOOR DE VENNOOTSCHAP VAN EIGEN AANDELEN
Artikel 6

6.1
De vennootschap kan onder bezwarende titel eigen aandelen verwerven indien en voor zover:

a.
haar eigen vermogen, verminderd met de door de vennootschap voor die aandelen te betalen verkrijgingsprijs, niet kleiner is dan het gestorte en opgevraagde deel van het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet of deze statuten moeten worden aangehouden;

b.
het nominale bedrag van de aandelen in haar kapitaal die de vennootschap verkrijgt, houdt of in pand houdt, of die worden gehouden door een dochtermaatschappij, niet meer beloopt dan een tiende van het nominale bedrag van het geplaatste kapitaal; en

c.
de algemene vergadering van aandeelhouders daartoe machtiging heeft verleend aan de raad van bestuur, welke machtiging telkens voor ten hoogste achttien maanden kan worden verleend,

  onverminderd enig andere toepasselijke wettelijke bepaling en de bepalingen van deze statuten.

6.2
Aldus verworven aandelen kunnen weer vervreemd worden door de vennootschap.

  Indien certificaten van aandelen in het aandelenkapitaal van de vennootschap zijn uitgegeven, worden voor de toepassing van dit lid en lid 1 van dit artikel zodanige certificaten met aandelen gelijkgesteld.

6.3
In de algemene vergadering van aandeelhouders kan geen stem worden uitgebracht voor:

a.
een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan;

b.
een aandeel waarvan de vennootschap of een dochtermaatschappij daarvan de certificaten houdt;

c.
een aandeel dat de vennootschap of een dochtermaatschappij daarvan in vruchtgebruik heeft of in pand houdt.

  Vruchtgebruikers en pandhouders van aandelen die aan de vennootschap of haar dochtermaatschappijen toebehoren, zijn evenwel niet van hun stemrecht uitgesloten, indien het vruchtgebruik of pandrecht was gevestigd voordat het aandeel aan de vennootschap of een dochtermaatschappij daarvan toebehoorde.

  Bij de vaststelling in hoeverre de aandeelhouders stemmen, in hoeverre zij aanwezig of vertegenwoordigd zijn in de algemene vergadering van aandeelhouders, of in hoeverre het aandelenkapitaal wordt verschaft of vertegenwoordigd is, wordt geen rekening gehouden met aandelen waarvoor geen stem kan worden uitgebracht.

KAPITAALVERMINDERING
Artikel 7

7.1
De algemene vergadering van aandeelhouders kan besluiten tot vermindering van het geplaatste kapitaal van de vennootschap door intrekking van aandelen of door het nominale bedrag van de aandelen bij statutenwijziging te verminderen, mits het gestorte deel van het geplaatste kapitaal niet kleiner wordt dan het ten tijde van het besluit laatst vastgestelde wettelijk minimumkapitaal.

  Voor de geldigheid van besluiten van de algemene vergadering van aandeelhouders, is een meerderheid van ten minste twee derden van de uitgebrachte stemmen vereist indien minder dan de helft van het geplaatste kapitaal in die vergadering aanwezig of vertegenwoordigd is.

7.2
Intrekking van aandelen kan betreffen aandelen die de vennootschap zelf houdt of waarvan zij de certificaten houdt.

  Gedeeltelijke terugbetaling op aandelen geschiedt op alle aandelen.

7.3
Vermindering van het nominale bedrag van aandelen zonder terugbetaling dan wel gedeeltelijke terugbetaling op aandelen moet naar evenredigheid op alle aandelen geschieden. Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken aandeelhouders.

7.4
De oproeping tot een algemene vergadering van aandeelhouders waarin een in dit artikel genoemd besluit wordt genomen, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering. In het besluit tot kapitaalvermindering moeten de aandelen waarop het besluit betrekking heeft, worden aangegeven en moet de uitvoering van het besluit zijn geregeld.

7.5
De vennootschap legt een besluit tot vermindering van het geplaatste kapitaal neer ten kantore van het handelsregister en kondigt de nederlegging aan in een landelijk verspreid dagblad.

7.6
Binnen twee maanden na publicatie van de nederlegging als bedoeld in lid 5 van dit artikel kan elke crediteur verzet aantekenen tegen het besluit tot vermindering van het geplaatste kapitaal van de vennootschap.

7.7
Een besluit tot vermindering van het geplaatste kapitaal wordt niet van kracht, indien en zolang verzet kan worden gedaan. Indien binnen de twee maanden termijn verzet is gedaan, wordt het besluit eerst van kracht, zodra het verzet is ingetrokken of de opheffing van het verzet uitvoerbaar is.

AANDELEN EN AANDEELBEWIJZEN
Artikel 8

8.1
De aandelen luiden op naam.

8.2
Een aandeelhouder kan de vennootschap verzoeken aandeelbewijzen voor diens aandelen te verstrekken.

8.3
Aandeelbewijzen zijn verkrijgbaar voor zoveel aantallen aandelen als de raad van bestuur zal bepalen.

8.4
Alle aandeelbewijzen worden getekend door of namens een lid van de raad van bestuur; de ondertekening zal mogen geschieden door middel van facsimiledruk. Bovendien kunnen alle aandeelbewijzen geldig worden getekend door een of meer daartoe door de raad van bestuur aan te wijzen personen.

8.5
Alle aandeelbewijzen worden gekentekend door nummers en/of letters op door de raad van bestuur te bepalen wijzen.

8.6
De raad van bestuur bepaalt de vorm en inhoud van de aandeelbewijzen.

8.7
Onder "aandeelbewijs" wordt in deze statuten mede begrepen een bewijs van meer dan één aandeel.

8.8
De vennootschap kan, krachtens besluit van de raad van bestuur, medewerking verlenen aan de uitgifte van certificaten aan toonder.

VERMISTE OF BESCHADIGDE AANDEELBEWIJZEN
Artikel 9

9.1
Op schriftelijk verzoek van of namens een aandeelhouder, kunnen voor aandeelbewijzen die worden vermist of zijn beschadigd, nieuwe aandeelbewijzen of duplicaatbewijzen met gelijke nummers en/of letters worden uitgereikt, wanneer de aandeelhouder die daarom verzocht of de persoon die namens hem daarom verzocht ten genoegen van de raad van bestuur van zijn recht en, in geval van vermissing, van de vermissing doet blijken, en voorts onder zodanige voorwaarden als de raad van bestuur zal nodig oordelen.

9.2
Door de afgifte van nieuwe of duplicaatbewijzen worden de oorspronkelijke stukken van onwaarde.

9.3
De afgifte van nieuwe of duplicaatbewijzen voor aandeelbewijzen kan in de daarvoor naar het oordeel van de raad van bestuur in aanmerking komende gevallen worden bekendgemaakt in door de raad van bestuur aan te wijzen dagbladen.

REGISTER VAN AANDEELHOUDERS
Artikel 10

10.1
Met inachtneming van het in de wet bepaalde wordt door of namens de vennootschap met betrekking tot de aandelen op naam een aandelenregister gehouden, dat regelmatig wordt bijgehouden en dat, geheel of gedeeltelijk, uit meerdere exemplaren kan bestaan en op meerdere plaatsen kan berusten, een en ander zoals de raad van bestuur zal bepalen. Ten minste één exemplaar zal ten kantore van de vennootschap in Nederland berusten.

  Een gedeelte van het aandelenregister kan in het buitenland berusten teneinde te voldoen aan de door een buitenlandse effectenbeurs gestelde regels.

10.2
In het aandelenregister wordt ten aanzien van iedere aandeelhouder aangetekend zijn naam, zijn adres en alle andere gegevens die daarin krachtens de wet moeten worden opgenomen, alsmede zodanige verdere gegevens als de raad van bestuur, al dan niet op verzoek van een aandeelhouder, wenselijk oordeelt.

10.3
De raad van bestuur bepaalt de vorm en de inhoud van het aandelenregister met inachtneming van het in de leden 1 en 2 van dit artikel bepaalde.

10.4
Op zijn verzoek wordt aan een aandeelhouder om niet een schriftelijke verklaring verstrekt van hetgeen het aandelenregister vermeldt omtrent de te zijnen name ingeschreven aandelen, welke verklaring namens de vennootschap kan worden ondertekend door een lid van de raad van bestuur of door een daartoe door een lid van de raad van bestuur aan te wijzen bijzondere persoon.

10.5
Het in de leden 1 tot en met 4 van dit artikel bepaalde is van overeenkomstige toepassing ten aanzien van hen die een recht van vruchtgebruik of een pandrecht hebben op een of meer aandelen.

10.6
De raad van bestuur is bevoegd om inspectie van het aandelenregister toe te staan door, en daarin opgenomen informatie, alsmede iedere andere informatie met betrekking tot het directe of indirecte aandelenbezit van een aandeelhouder waarvan de vennootschap door die aandeelhouder is geïnformeerd, te verstrekken aan de autoriteiten die zijn belast met het toezicht en/of de uitvoering van de handel in effecten op een buitenlandse effectenbeurs namens de vennootschap en haar aandeelhouders, teneinde te voldoen aan de betrokken buitenlandse wettelijke bepalingen of de door de betrokken buitenlandse effectenbeurs te stellen eisen, indien en voor zover dergelijke eisen van toepassing zijn op de vennootschap en haar aandeelhouders ten gevolge van de officiële notering van de aandelen in het geplaatste kapitaal van de vennootschap aan een dergelijke buitenlandse effectenbeurs of van de registratie van dergelijke aandelen of de registratie van opties op dergelijke aandelen onder de betrokken buitenlandse effectenwetgeving.

VERZOEK TOT AFGIFTE OF HET INTREKKEN VAN AANDEELBEWIJZEN.
Artikel 11

11.1
Een aandeelhouder kan, op zijn verzoek, behoudens het in artikel 8 bepaalde, een of meer aandeelbewijzen voor zijn aandelen verkrijgen.

11.2
Een aandeelhouder kan, behoudens het in artikel 8 bepaalde, de vennootschap verzoeken de aandeelbewijzen voor zijn aandelen in te trekken.

11.3
De raad van bestuur kan verlangen dat een verzoek tot omwisseling, als bedoeld in dit artikel 11, wordt ingediend op een aan de aandeelhouder kosteloos te verstrekken formulier, door de desbetreffende aandeelhouder ondertekend. Elk verzoek gedaan volgens en in overeenstemming met het bepaalde in de artikelen 8, 9 en 10 en dit artikel 11 kan worden gezonden naar het daartoe door de raad van bestuur aan te wijzen adres, waaronder in ieder geval een adres in de gemeente of stad waar een effectenbeurs waar aandelen in het kapitaal van de vennootschap tot de officiële notering zijn toegelaten, haar hoofdkantoor heeft.

11.4
De vennootschap is gerechtigd zodanige door de raad van bestuur vast te stellen bedragen, tegen ten hoogste kostprijs, in rekening te brengen aan hen die een verzoek hebben gedaan volgens het bepaalde in de artikelen 8 tot en met 11.

LEVERING VAN AANDELEN
Artikel 12

12.1
Tenzij de wet anders bepaalt en onverminderd het in de volgende leden van dit artikel bepaalde, zijn voor de levering van een aandeel vereist een daartoe bestemde akte alsmede, behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, schriftelijke erkenning door de vennootschap van de levering; met de erkenning staat gelijk de betekening van de akte of van een notarieel of door de vervreemder gewaarmerkt afschrift of uittreksel van de akte aan de vennootschap.

12.2
In het geval geen aandeelbewijzen voor de betreffende aandelen zijn verstrekt, dient een akte van levering volgens een door de vennootschap kosteloos te verstrekken formulier bij de vennootschap te worden ingeleverd.

12.3
In het geval een aandeel waarvoor een aandeelbewijs is verstrekt, wordt overgedragen, dient het aandeelbewijs te worden ingeleverd bij de vennootschap, mits de akte gedrukt op de achterzijde van het aandeelbewijs volledig is ingevuld en getekend door of namens degene die wenst over te dragen, dan wel tezamen met het aandeelbewijs een afzonderlijke akte van levering wordt ingeleverd.

12.4
Indien een levering van een aandeel waarvoor een aandeelbewijs is verstrekt, heeft plaatsgevonden door de betekening van een akte van levering aan de vennootschap, zal de vennootschap, zulks ter beoordeling van de raad van bestuur, hetzij de levering aantekenen op het aandeelbewijs, hetzij het aandeelbewijs intrekken en aan degene, aan wie de levering plaats vond een of meer te zijnen name gestelde aandeelbewijzen uitreiken tot een gelijk nominaal bedrag.

12.5
Een schriftelijke erkenning door de vennootschap van een levering van een aandeel waarvoor een aandeelbewijs is verstrekt, zal, zulks ter beoordeling van de raad van bestuur, hetzij plaatsvinden door aantekening waaruit van de erkenning blijkt op het aandeelbewijs, hetzij door afgifte aan degene, aan wie de levering plaats vond, van een of meer te zijnen name gestelde aandeelbewijzen tot een gelijk nominaal bedrag.

12.6
Indien de levering van een aandeel niet geschiedt conform het bepaalde in de leden 2 en 3 van dit artikel, kan de overdracht van een aandeel slechts plaatsvinden met toestemming van de raad van bestuur. Aan de toestemming van de raad van bestuur kunnen zodanige voorwaarden worden verbonden als de raad van bestuur wenselijk of noodzakelijk oordeelt. De verzoeker zal steeds kunnen vorderen, dat de toestemming wordt verleend onder de voorwaarde, dat wordt overgedragen aan een door de raad van bestuur aan te wijzen persoon. De toestemming wordt geacht te zijn verleend, indien de raad van bestuur niet binnen zes weken na het verzoek om toestemming op dat verzoek heeft beslist.

12.7
Het in de voorgaande leden van dit artikel bepaalde vindt overeenkomstige toepassing ten aanzien van de toedeling van aandelen bij verdeling van enige vorm van gemeenschap, de levering van een aandeel als gevolg van executie en het vestigen van beperkte rechten op een aandeel.

PANDRECHT
Artikel 13

13.1
Op de aandelen kan pandrecht worden gevestigd.

13.2
Indien op aandelen pandrecht is gevestigd, is uitsluitend de aandeelhouder gerechtigd het aan die aandelen verbonden stemrecht uit te oefenen en kan het stemrecht niet aan de pandhouder worden toegekend.

13.3
Aan de pandhouder die geen stemrecht heeft, komen niet de rechten toe, die door de wet zijn toegekend aan houders van certificaten, indien die certificaten met medewerking van de vennootschap zijn uitgegeven.

13.4
Het bepaalde in artikel 12 vindt overeenkomstige toepassing op de vestiging of afstand van een pandrecht op aandelen.

13.5
De vennootschap kan haar eigen aandelen alleen verpanden, indien:

a.
de te verpanden aandelen volledig zijn volgestort;

b.
het nominale bedrag van haar eigen, te verpanden aandelen en die zij reeds zelf houdt of in pand houdt tezamen niet meer beloopt dan een tiende van het geplaatste kapitaal; en

c.
de algemene vergadering van aandeelhouders de pandovereenkomst heeft goedgekeurd.

VRUCHTGEBRUIK
Artikel 14

14.1
Op aandelen kan vruchtgebruik worden gevestigd.

14.2
Indien op aandelen vruchtgebruik is gevestigd, is uitsluitend de aandeelhouder gerechtigd het aan die aandelen verbonden stemrecht uit te oefenen en kan het stemrecht niet aan de vruchtgebruiker worden toegekend.

14.3
Aan de vruchtgebruiker die geen stemrecht heeft, komen niet de rechten toe, die door de wet zijn toegekend aan houders van certificaten, indien die certificaten met medewerking van de vennootschap zijn uitgegeven.

14.4
Het bepaalde in artikel 12 vindt overeenkomstige toepassing op de vestiging, levering of afstand van een recht van vruchtgebruik op aandelen.

RAAD VAN BESTUUR
Artikel 15

15.1
De vennootschap heeft een monistisch bestuursmodel. De vennootschap wordt bestuurd door de raad van bestuur. De raad van bestuur bestaat uit ten minste drie en ten hoogste twaalf leden. De raad van bestuur stelt, met inachtneming van de vorige volzin, het aantal leden van de raad van bestuur vast. Slechts natuurlijk personen kunnen tot lid van de raad van bestuur worden benoemd.

15.2
De benoeming van de leden van de raad van bestuur geschiedt door de algemene vergadering van aandeelhouders. Besluiten tot benoeming van een lid van de raad van bestuur geschieden met volstrekte meerderheid van de geldig uitgebrachte stemmen, mits het voorstel daartoe door de raad van bestuur wordt gedaan. De algemene vergadering van aandeelhouders kan een lid van de raad van bestuur, anders dan op voorstel van de raad van bestuur, benoemen bij besluit genomen met volstrekte meerderheid van de geldig uitgebrachte stemmen, indien die meerderheid ten minste een derde van het geplaatste kapitaal vertegenwoordigt.

15.3
De leden van de raad van bestuur worden benoemd voor een periode van ten hoogste vier jaar, aanvangend op de dag na de algemene vergadering van aandeelhouders waarin zij benoemd zijn.

15.4
De algemene vergadering van aandeelhouders is te allen tijde bevoegd ieder lid van de raad van bestuur te schorsen of te ontslaan. Besluiten tot schorsing of ontslag van een lid van de raad van bestuur kunnen worden genomen met volstrekte meerderheid van de geldig uitgebrachte stemmen, mits genomen op voorstel van de raad van bestuur. De algemene vergadering van aandeelhouders kan een lid van de raad van bestuur, anders dan op voorstel van de raad van bestuur, schorsen of ontslaan, bij besluit genomen met volstrekte meerderheid van de geldig uitgebrachte stemmen, indien die meerderheid ten minste een derde van het geplaatste kapitaal vertegenwoordigt.

15.5
Indien de algemene vergadering van aandeelhouders een lid van de raad van bestuur heeft geschorst, dient de algemene vergadering van aandeelhouders binnen drie maanden na ingang van de schorsing te besluiten hetzij tot ontslag hetzij tot opheffing of handhaving van de schorsing; bij gebreke daarvan vervalt de schorsing. Een besluit tot handhaving van de schorsing kan slechts eenmaal worden genomen en de schorsing kan daarbij ten hoogste worden gehandhaafd voor drie maanden, ingaande op de dag waarop de algemene vergadering van aandeelhouders het besluit tot handhaving heeft genomen.

  Indien de algemene vergadering van aandeelhouders niet binnen de voor de handhaving bepaalde termijn tot ontslag of tot opheffing van de schorsing heeft besloten, vervalt de schorsing.

  Een geschorst lid van de raad van bestuur wordt in de gelegenheid gesteld zich in de algemene vergadering van aandeelhouders te verantwoorden.

15.6
De raad van bestuur wijst uit zijn midden één of meer uitvoerende leden (executive director) aan, waarvan één de titel "Chief Executive Officer" ("CEO") zal hebben. De uitvoerende leden zijn met de dagelijkse gang van zaken van de vennootschap belast. De andere leden van de raad van bestuur zijn niet-uitvoerende leden (non-executive directors).

15.7
De raad van bestuur wijst voorts één van de niet-uitvoerende leden aan als voorzitter van de raad van bestuur en, indien de raad van bestuur daartoe besluit, één van de niet-uitvoerende leden als vice-voorzitter van de raad van bestuur.

15.8
Het beleid op het terrein van bezoldiging van de raad van bestuur wordt, op voorstel van de nomination and compensation committee, vastgesteld door de algemene vergadering van aandeelhouders. In het bezoldigingsbeleid komen ten minste de in de artikelen 2:383c tot en met 2:383e van het Burgerlijk Wetboek omschreven onderwerpen aan de orde, voor zover deze de raad van bestuur betreffen. Het bezoldigingsbeleid wordt schriftelijk en gelijktijdig met de aanbieding aan de algemene vergadering van aandeelhouders ter kennisneming aan de ondernemingsraad aangeboden.

15.9
De bezoldiging van de leden van de raad van bestuur wordt met inachtneming van het bezoldigingsbeleid vastgesteld door de raad van bestuur. De raad van bestuur legt ten aanzien van regelingen in de vorm van aandelen of rechten tot het nemen van aandelen een voorstel ter goedkeuring voor aan de algemene vergadering van aandeelhouders. In dit voorstel moet ten minste zijn bepaald hoeveel aandelen of rechten tot het nemen van aandelen aan de raad van bestuur mogen worden toegekend en welke criteria gelden voor toekenning of wijziging.

TAAK EN BEVOEGDHEDEN
Artikel 16

16.1
Behoudens de beperkingen volgens deze statuten is de raad van bestuur belast met het besturen van de vennootschap.

16.2
De raad van bestuur stelt een reglement op waarin zijn interne aangelegenheden worden geregeld. Een dergelijk reglement kan een toekenning van werkzaamheden aan één of meer leden van de raad van bestuur of commissies van de raad van bestuur bevatten. Een dergelijk reglement mag niet in strijd zijn met het bepaalde in deze statuten. Indien een reglement betreffende interne aangelegenheden van de raad van bestuur is opgesteld, zullen besluiten van de raad van bestuur in overeenstemming met deze statuten en dit reglement worden genomen.

16.3
De voorzitter zal zich ervoor inspannen dat de meerderheid van de vergaderingen van de raad van bestuur gehouden zullen worden in Nederland en dat een meerderheid van de schriftelijke besluiten genomen in overeenstemming met het bepaalde in lid 5 van dit artikel geacht zullen worden te zijn genomen in Nederland.

16.4
Een gelijktijdige telefonische- of beeldverbinding met geluid tot stand gebracht tussen de leden van de raad van bestuur, wordt geacht gedurende het bestaan van deze verbinding een vergadering van de raad van bestuur te vormen. Een deelnemend lid van de raad van bestuur zal geacht worden in persoon aanwezig te zijn bij de vergadering en zal bevoegd zijn te stemmen en worden meegerekend bij het bepalen van het aanwezig quorum. Een zodanige vergadering zal worden geacht in Nederland te zijn gehouden indien de meerderheid van de deelnemers zich voor de volledige duur van de vergadering in Nederland bevonden.

16.5
Besluiten van de raad van bestuur kunnen in plaats van in een vergadering ook schriftelijk - waaronder begrepen ieder elektronisch bericht en telefaxbericht, alsmede via ieder ander gangbaar communicatiekanaal overgebracht en op schrift ontvangen of voor schriftelijke weergave vatbaar bericht - worden genomen, mits alle leden van de raad van bestuur in het te nemen besluit gekend zijn en geen van hen zich tegen deze wijze van besluiten verzet en mits het besluit is getekend door de meerderheid van de in functie zijnde leden van de raad van bestuur. Een besluit wordt geacht te zijn genomen in Nederland indien de meerderheid van de leden van de raad van bestuur het besluit in Nederland heeft getekend.

16.6
De raad van bestuur zal een group executive committee, een group portfolio and investment committee, een group treasury and accounting committee, een audit committee en een nomination and compensation committee instellen. De raad van bestuur kan zodanige andere commissies instellen als hij zal besluiten. De raad van bestuur zal een reglement opstellen waarin de interne aangelegenheden van een commissie worden geregeld.

16.7
Voorzover in deze statuten niet anders is bepaald, behoeft de raad van bestuur de goedkeuring van de algemene vergadering van aandeelhouders voor de besluiten omtrent een belangrijke verandering van de identiteit of het karakter van de vennootschap of de onderneming, waaronder in ieder geval:

a.
overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;

b.
het aangaan of verbreken van duurzame samenwerking van de vennootschap of een dochtermaatschappij met een andere rechtspersoon of vennootschap dan wel als volledige aansprakelijke vennote in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de vennootschap;

c.
het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde van het bedrag van de activa volgens de balans met toelichting of, indien de vennootschap een geconsolideerde balans opstelt, volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde jaarrekening van de vennootschap, door haar of een dochtermaatschappij.

  Het ontbreken van de ingevolge dit lid vereiste goedkeuring tast de vertegenwoordigingsbevoegdheid van de leden van de raad van bestuur niet aan.

16.8
Ingeval van ontstentenis of belet van één of meer leden van de raad van bestuur, zijn/is de overblijvende leden/het overblijvende lid van de raad van bestuur met het gehele bestuur belast; ingeval van ontstentenis of belet van alle leden van de raad van bestuur of van het enige lid van de raad van bestuur, berust het bestuur tijdelijk bij één of meer personen, daartoe door de algemene vergadering van aandeelhouders aan te wijzen.

VERTEGENWOORDIGING
Artikel 17

17.1
De raad van bestuur, zomede de CEO afzonderlijk, is bevoegd de vennootschap te vertegenwoordigen.

17.2
Onverminderd het bepaalde in lid 4 van dit artikel vindt vertegenwoordiging van de vennootschap in alle gevallen waarin de vennootschap een tegenstrijdig belang heeft met één of meer leden van de raad van bestuur niettemin plaats overeenkomstig het bepaalde in het vorige lid. De algemene vergadering van aandeelhouders is steeds bevoegd één of meer andere personen daartoe aan te wijzen. De aanwijzing kan tevens betreffen het lid/de leden van de raad van bestuur ten aanzien van wie het tegenstrijdig belang bestaat.

17.3
De vennootschap kan aan personen, al dan niet in dienst van de vennootschap, een specifieke of algemene volmacht verlenen tot het vertegenwoordigen van de vennootschap en tot het haar binden jegens derden.

17.4
Bij de uitvoering van artikel 18 is ieder lid van de raad van bestuur bevoegd de vennootschap te vertegenwoordigen, tenzij het desbetreffende lid een tegenstrijdig belang heeft met de vennootschap dat voortvloeit uit een verzoek tot schadeloosstelling van dat lid op grond van artikel 18. Indien de vennootschap bij de uitvoering van artikel 18 een tegenstrijdig belang heeft met alle leden van de raad van bestuur voortvloeiende uit een verzoek tot schadeloosstelling van die leden van de raad van bestuur op grond van artikel 18, wordt de vennootschap vertegenwoordigd door twee of meer door de raad van bestuur aan te wijzen personen. Zodanige personen kunnen geen lid zijn van de raad van bestuur.

 VRIJWARING
Artikel 18

18.1
Met inachtneming van de beperkingen opgenomen in dit artikel, wordt elke persoon of rechtspersoon die lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris (daar onder uitdrukkelijk begrepen de "Chief Financial Officer" en de "Chief Legal Officer" zoals deze van tijd tot tijd zullen zijn aangewezen door de raad van bestuur) is of is geweest, die als partij of anderszins wordt betrokken of dreigt betrokken te geraken bij een aanspraak, actie, rechtsingang of procedure vanwege het feit dat hij/zij een lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris van de vennootschap is of is geweest, schadeloos gesteld door de vennootschap voor zover toegestaan naar Nederlands recht terzake van (A) enigerlei verplichting die aan hem/haar is opgelegd, daaronder begrepen veroordelingen, boetes en geldstraffen, (B) alle kosten, daaronder begrepen kosten en honoraria van advocaten, die hij/zij redelijkerwijs heeft opgelopen of door hem/haar zijn betaald, en (C) alle door hem/haar, in verband met zodanige aanspraak, actie, rechtsingang of andere procedure in het kader van een schikking betaalde bedragen.

18.2
Een lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris heeft echter geen recht op schadeloosstelling terzake van enige aansprakelijkheid in wat voor zaak dan ook, indien definitief is komen vast te staan dat zodanige aansprakelijkheid het resultaat was van opzet, bewuste roekeloosheid, of ernstige verwijtbaarheid van zodanige persoon of rechtspersoon.

18.3
Voorts heeft een lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris geen recht op schadeloosstelling terzake van enige aansprakelijkheid in wat voor zaak dan ook, indien definitief is komen vast te staan dat zodanige persoon of rechtspersoon niet te goeder trouw heeft gehandeld en redelijkerwijs niet mocht veronderstellen dat zijn handelen in het belang van de vennootschap was.

18.4
In geval van een schikking verliest een lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris zijn/haar recht op schadeloosstelling niet, tenzij is vastgesteld dat die persoon of rechtspersoon zijn of haar functie opzettelijk, met bewuste roekeloosheid, of ernstige verwijtbaarheid heeft uitgeoefend of dat hij/zij niet te goeder trouw heeft gehandeld en redelijkerwijs niet mocht veronderstellen dat zijn handelen in het beste belang van de vennootschap was:

(i)
door het gerecht of andere autoriteit die de schikking heeft goedgekeurd; of

(ii)
door een besluit genomen door de algemene vergadering van aandeelhouders; of

(iii)
door een schriftelijk oordeel van een onafhankelijk juridisch adviseur, te benoemen door de raad van bestuur.

18.5
Het recht op schadevergoeding zoals in dit artikel bepaald (i) kan door de vennootschap worden verzekerd, (ii) zal aan een ieder afzonderlijk toekomen, (iii) zal geen afbreuk doen aan andere rechten die een lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris heden of in de toekomst zal toekomen, (iv) zal blijven toekomen aan een persoon of rechtspersoon die opgehouden is lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris te zijn en (v) zal eveneens toekomen aan de erfgenamen, executeurs, bewindvoerders of rechtsopvolgers van die persoon of rechtspersoon.

18.6
Niets van hetgeen in dit artikel is bepaald, zal enig recht op schadeloosstelling aantasten dat de personen of rechtspersonen die geen lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris zijn krachtens overeenkomst of anderszins toekomt.

18.7
Met inachtneming van door de raad van bestuur vast te stellen regelingen, kunnen onkosten aan een lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris door de vennootschap worden vooruitbetaald ter dekking van uitgaven in verband met de voorbereidingen en het voeren van de verdediging tegen enige aanspraak, actie, rechtsingang of procedure zoals omschreven in dit artikel 18, voordat de zaak definitief is beslist, één en ander indien door of namens dat lid van de raad van bestuur, procuratiehouder, werknemer of staf functionaris de verplichting is aangegaan om het desbetreffende bedrag terug te betalen indien uiteindelijk is komen vast te staan dat hij of zij niet tot schadeloosstelling is gerechtigd ingevolge dit artikel 18.

 ALGEMENE VERGADERING VAN AANDEELHOUDERS
Artikel 19

19.1
De jaarlijkse algemene vergadering van aandeelhouders wordt binnen zes maanden na afloop van het boekjaar gehouden.

19.2
In deze algemene vergadering van aandeelhouders komen de volgende onderwerpen aan de orde:

a.
het door de raad van bestuur schriftelijk uitgebrachte verslag omtrent de gang van zaken in de vennootschap en het gevoerde bestuur gedurende het afgelopen boekjaar;

b.
de vaststelling van de jaarrekening;

c.
de behandeling van het reserveringsbeleid en dividendbeleid van de vennootschap en de verantwoording door de raad van bestuur van het reserveringsbeleid - en dividendbeleid;

d.
indien van toepassing, het voorstel tot uitkering van dividend;

e.
de decharge van de leden van de raad van bestuur voor het in het afgelopen boekjaar gevoerde bestuur;

f.
de benoeming van leden van de raad van bestuur;

g.
de aanwijzing van de persoon als bedoeld in artikel 16.8;

h.
elke substantiële wijziging in de corporate governance structuur van de vennootschap;

i.
de voorstellen die door de raad van bestuur op de agenda zijn geplaatst alsmede de voorstellen van de aandeelhouders, overeenkomstig de bepalingen van deze statuten.

19.3
Buitengewone algemene vergaderingen van aandeelhouders worden gehouden zo dikwijls de raad van bestuur dat nodig acht en moeten worden gehouden, indien een of meer aandeelhouders en overige vergadergerechtigden, die ten minste een tiende gedeelte van het geplaatste kapitaal vertegenwoordigen, dit schriftelijk, onder nauwkeurige opgave van de te behandelen onderwerpen, aan de raad van bestuur verzoeken.

19.4
Indien de raad van bestuur in gebreke blijft aan een verzoek als bedoeld in het voorgaande lid gevolg te geven, zodanig dat de algemene vergadering van aandeelhouders binnen zes weken na het verzoek kan worden gehouden, kunnen de verzoekers door de President van de Arrondissementsrechtbank te Amsterdam, worden gemachtigd zelf de oproeping te doen.

PLAATS EN OPROEPING VAN DE ALGEMENE VERGADERING VAN AANDEELHOUDERS
Artikel 20

20.1
De algemene vergaderingen van aandeelhouders worden gehouden te Amsterdam, Haarlemmermeer (Luchthaven Schiphol), Rotterdam of 's-Gravenhage. De oproeping voor de vergadering zal de aandeelhouders en de overige vergadergerechtigden dienaangaande inlichten.

20.2
Alle oproepingen van aandeelhouders en overige vergadergerechtigden worden bekendgemaakt in een landelijk verspreid dagblad en in het buitenland in ten minste één nieuwsblad in elk land waar de aandelen op verzoek van de vennootschap tot een officiële notering zijn toegelaten.

20.3
De oproeping tot een algemene vergadering van aandeelhouders gaat uit van de raad van bestuur of van diegenen, die daartoe wettelijk of volgens deze statuten de bevoegdheid bezitten.

 OPROEPINGSTERMIJN EN AGENDA
Artikel 21

21.1
De oproeping tot een algemene vergadering van aandeelhouders geschiedt niet later dan op de vijftiende dag vóór die van de vergadering. De oproeping zal altijd bevatten of vergezeld gaan van de agenda voor de vergadering of zal vermelden waar die agenda kan worden verkregen, hetgeen te allen tijde zal kunnen op het kantoor van de vennootschap in Nederland, zulks onverminderd hetgeen terzake overigens in de wet is bepaald met betrekking tot kapitaalvermindering en statutenwijziging.

21.2
De agenda vermeldt de op de vergadering te behandelen onderwerpen welke de persoon/personen die de vergadering heeft/hebben opgeroepen daarop heeft/hebben geplaatst en verder de onderwerpen waarvan de behandeling schriftelijk is verzocht door een of meer houders van aandelen en andere vergadergerechtigden die alleen of gezamenlijk ten minste één honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen of een waarde vertegenwoordigen van tenminste vijftig miljoen euro (EUR 50.000.000,—), indien het verzoek niet later dan op de zestigste dag voor oproeping van de vergadering heeft ontvangen. De raad van bestuur kan besluiten de onderwerpen waarvan behandeling is verzocht niet op de agenda te plaatsen, indien de raad van bestuur van mening is dat een zwaarwichtig belang van de vennootschap zich daartegen verzet. Over andere onderwerpen dan die, welke op de agenda voorkomen, wordt in de algemene vergadering van aandeelhouders geen besluit genomen.

VOORZITTER VAN DE ALGEMENE VERGADERING VAN AANDEELHOUDERS EN NOTULEN
Artikel 22

22.1
De algemene vergaderingen van aandeelhouders worden geleid door de voorzitter van de raad van bestuur. Bij afwezigheid van de voorzitter van de raad van bestuur wordt de vergadering geleid door elk ander daartoe door de raad van bestuur benoemd persoon. De voorzitter van de vergadering wijst de secretaris van die vergadering aan.

22.2
Van het verhandelde in de vergadering worden door de secretaris van de vergadering notulen gehouden, die door de voorzitter en de secretaris van die vergadering worden vastgesteld en getekend.

22.3
De voorzitter van de raad van bestuur kan een notaris opdracht geven tot het opmaken van een notarieel proces-verbaal van het verhandelde in de vergadering.

BIJWONEN VAN DE ALGEMENE VERGADERING VAN AANDEELHOUDERS
Artikel 23

23.1
Alle aandeelhouders en overige vergadergerechtigden zijn gerechtigd de vergaderingen van aandeelhouders bij te wonen, aldaar het woord te voeren en - voor zover zij het stemrecht op de aandelen hebben - te stemmen.

23.2
Een aandeelhouder of zijn gevolmachtigde moet vóór de vergadering een presentielijst tekenen, onder vermelding van zijn naam en het aantal stemmen dat door hem kan worden uitgebracht. Een gevolmachtigde vermeldt ook de naam van zijn volmachtgever.

23.3
De raad van bestuur kan bepalen dat voor de toepassing van het bepaalde in lid 1 als gerechtigden hebben te gelden zij die (i) op een door de raad van bestuur te bepalen tijdstip aandeelhouder zijn, dat tijdstip hierna te noemen: het "registratietijdstip" en (ii) als zodanig zijn ingeschreven in een door de raad van bestuur aangewezen register (of een of meer delen daarvan), hierna te noemen: het "register", mits (iii) de houder van het register op verzoek van de desbetreffende gerechtigde vóór de algemene vergadering schriftelijk aan de vennootschap kennis heeft gegeven dat de desbetreffende aandeelhouder voornemens is de algemene vergadering van aandeelhouders bij te wonen, ongeacht wie ten tijde van de algemene vergadering van aandeelhouders aandeelhouder is. De kennisgeving vermeldt de naam en het aantal aandelen waarvoor de aandeelhouder gerechtigd is de algemene vergadering van aandeelhouders bij te wonen. Het hiervoor onder (iii) bepaalde omtrent de kennisgeving aan de vennootschap geldt tevens voor de schriftelijk gevolmachtigde van een aandeelhouder.

23.4
Het in lid 3 bedoelde registratietijdstip zal met inachtneming van de wettelijke bepalingen door de raad van bestuur worden vastgesteld. De raad van bestuur stelt tevens het in lid 3 bedoelde tijdstip waarop uiterlijk het voornemen om de algemene vergadering van aandeelhouders bij te wonen moet zijn kenbaar gemaakt vast. Bij de oproeping van de algemene vergadering van aandeelhouders worden die tijdstippen vermeld, alsmede waar en de wijze waarop registratie casu quo kennisgeving dient te geschieden.

23.5
Maakt de raad van bestuur geen gebruik van de in lid 3 bedoelde bevoegdheid, dan moet iedere houder van aandelen de vennootschap schriftelijk in kennis stellen, zulks uiterlijk op de dag en voorts op de plaats die in de oproeping is vermeld, en tevens - voor zover het aandelen waarvoor aandeelbewijzen zijn verstrekt, betreft - onder opgave van het nummer van het aandeelbewijs. Zij kunnen de bedoelde rechten ter vergadering slechts uitoefenen voor de aandelen die zowel op de hiervoor bedoelde dag, als op de dag van de vergadering op hun naam staan.

23.6
Indien de raad van bestuur gebruik maakt van de in lid 3 bedoelde bevoegdheid, moeten schriftelijk gevolmachtigden hun volmacht afgeven aan de houder van het register voordat de kennisgeving als bedoeld in lid 4 geschiedt. De houder van het register zal de afgegeven volmachten meezenden met de schriftelijke kennisgeving aan de vennootschap als bedoeld in lid 3 sub (iii). De raad van bestuur kan bepalen dat de volmachten van stemgerechtigden aan de presentielijst worden gehecht. Indien de raad van bestuur geen gebruik maakt van de in lid 3 bedoelde bevoegdheid, moeten de schriftelijke volmachten gedeponeerd worden uiterlijk op de dag als in de oproeping vermeld en ten kantore van de vennootschap.

23.7
Aandeelhouders en overige vergadergerechtigden kunnen zich door een schriftelijk gevolmachtigde doen vertegenwoordigen en die gevolmachtigde wordt toegelaten na overlegging van de schriftelijke volmacht.

23.8
De algemene vergadering van aandeelhouders kan een reglement vaststellen onder meer inhoudende de mogelijkheid van het toestaan van de duur van de spreektijd. Voor zover een reglement niet van toepassing is, kan de voorzitter de spreektijd rantsoeneren indien hij zulks met het oog op een goed verloop van de vergadering gewenst acht.

23.9
Over alle zaken betreffende de toegang tot de algemene vergadering van aandeelhouders, het uitoefenen van stemrecht en de uitslag van een stemming evenals over elke andere zaak betreffende de orde op de algemene vergadering van aandeelhouders wordt besloten door de voorzitter van die vergadering, met inachtneming van het bepaalde in artikel 2:13 van het Burgerlijk Wetboek.

STEMRECHT EN BESLUITVORMING
Artikel 24

24.1
Elk aandeel geeft recht op één (1) stem in de algemene vergadering van aandeelhouders.

24.2
Tenzij deze statuten anders bepalen, worden besluiten genomen met volstrekte meerderheid van stemmen. Blanco stemmen en stemmen die van onwaarde zijn, worden niet meegeteld. De voorzitter van de vergadering bepaalt de wijze van stemming, alsmede de mogelijkheid van stemming bij acclamatie.

 JAARREKENING EN VERSLAG VAN DE RAAD VAN BESTUUR
Artikel 25

25.1
Het boekjaar is gelijk aan het kalenderjaar.

25.2
De raad van bestuur maakt jaarlijks binnen vier maanden na afloop van elk boekjaar een jaarrekening op, bestaande uit een balans en een winst- en verliesrekening over het afgelopen boekjaar met de toelichting op deze stukken. Voorts stelt de raad van bestuur een verslag op omtrent de gang van zaken in de vennootschap gedurende het afgelopen jaar.

25.3
De raad van bestuur is verplicht de jaarrekening volgens normen die in het maatschappelijk verkeer als aanvaardbaar worden beschouwd op te maken, en alle andere wettelijke bepalingen dienaangaande.

  De jaarrekening wordt ondertekend door alle leden van de raad van bestuur. Ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder opgaaf van de reden melding gemaakt.

25.4
De raad van bestuur doet de jaarrekening onderzoeken door een door de algemene vergadering van aandeelhouders aan te wijzen register-accountant of andere daartoe overeenkomstig artikel 2:393 van het Burgerlijk Wetboek aangewezen deskundige.

  De register-accountant of de andere aangewezen deskundige brengt aan de raad van bestuur verslag uit omtrent zijn onderzoek en geeft de uitslag van zijn onderzoek weer in een verklaring.

25.5
Afschriften van de opgemaakte jaarrekening vergezeld van de verklaring van de deskundige als bedoeld in het vorige lid, van het jaarverslag van de raad van bestuur en van de krachtens de wet toe te voegen gegevens worden vanaf de dag van de oproeping tot de algemene vergadering van aandeelhouders, bestemd voor hun behandeling tot na afloop van die vergadering ten kantore van de vennootschap en - in geval aandelen zijn toegelaten tot de officiële notering aan de Amsterdamse Effectenbeurs - bij een in de oproeping tot de algemene vergadering van aandeelhouders te vermelden bank te Amsterdam voor de aandeelhouders en de overige vergadergerechtigden verkrijgbaar gesteld.

25.6
De algemene vergadering van aandeelhouders besluit over de vaststelling van de jaarrekening.

UITKERINGEN
Artikel 26

26.1
Van de winst die blijkt uit de door de algemene vergadering van aandeelhouders vastgestelde jaarrekening worden zodanige bedragen gereserveerd als de raad van bestuur zal bepalen.

26.2
Het gedeelte van de winst dat overblijft na toepassing van lid 1 van dit artikel, wordt uitgekeerd aan de aandeelhouders naar evenredigheid van het aantal aandelen dat iedere aandeelhouder houdt.

26.3
Dividend betaalbaar in geld wordt betaald in Amerikaanse dollars, tenzij de raad van bestuur bepaalt dat betaling plaats zal vinden in een andere valuta.

26.4
De vennootschap kan slechts uitkeringen doen voor zover haar eigen vermogen groter is dan het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de wettelijke reserves.

26.5
De raad van bestuur kan, met inachtneming van het bepaalde in artikel 2:105 lid 4 van het Burgerlijk Wetboek en lid 4 van dit artikel, besluiten tot uitkering van interim-dividenden en/of andere uitkeringen. Dergelijke dividenden en/of uitkeringen worden aan de aandeelhouders uitgekeerd naar evenredigheid van het aantal aandelen dat iedere aandeelhouder houdt.

 Artikel 27

27.1
Uitkeringen op grond van artikel 26 zullen betaalbaar zijn vanaf een door de raad van bestuur te bepalen datum.

27.2
Uitkeringen krachtens artikel 26 zullen betaalbaar zijn op de door de raad van bestuur te bepalen plaats of plaatsen in Nederland, en in ieder geval ten minste op één plaats in elk ander land waar aandelen van de vennootschap tot de officiële notering van een effectenbeurs zijn toegelaten.

27.3
Ten aanzien van uitkeringen in contanten op de aandelen kan de raad van bestuur de betalingswijze vaststellen.

27.4
Tot een uitkering op aandelen krachtens artikelen 26 is diegene gerechtigd te wiens name het aandeel is gesteld dan wel, ingeval anderen daartoe gerechtigd zijn, degene wiens recht deugdelijk blijkt, op de door de raad van bestuur te bepalen datum.

27.5
Kennisgevingen betreffende uitkeringen, alsmede betreffende data en plaatsen als bedoeld in de voorgaande leden van dit artikel, worden gepubliceerd in ten minste één landelijk verspreid dagblad en in het buitenland in ten minste één dagblad in elk van die landen waar de aandelen op verzoek van de vennootschap tot een officiële notering zijn toegelaten en bovendien nog op zodanige wijze als de raad van bestuur wenselijk acht.

27.6
Vorderingen tot betaling van uitkeringen in contanten krachtens artikel 26 vervallen voor zover deze uitkeringen binnen vijf jaren en twee dagen na de datum waarop zij betaalbaar zijn geworden, niet zijn geïnd.

27.7
De raad van bestuur kan de vennootschap doen besluiten tot uitkeringen aan aandeelhouders krachtens artikel 26 geheel of gedeeltelijk in de vorm van aandelen in het kapitaal van de vennootschap.

  In geval van een uitkering in de vorm van aandelen in het kapitaal van de vennootschap zullen de aandelen welke niet binnen een door de raad van bestuur te bepalen termijn zijn opgevraagd voor rekening van de rechthebbenden die de aandelen niet hebben opgevraagd, worden verkocht. Na zodanige verkoop wordt de netto-opbrengst van zodanige verkoop gehouden ten behoeve van de hiervoor genoemde personen in verhouding van hun gerechtigdheid; het recht op de opbrengst vervalt echter na verloop van dertig jaar gerekend na de datum waarop de aandelen konden worden opgevraagd.

27.8
In geval van een uitkering in de vorm van aandelen in de vennootschap, zullen deze aandelen in het aandelenregister worden bijgeschreven en zullen, voor zover van toepassing, aandeelbewijzen worden uitgereikt.

27.9
Het in de leden 4 en 7 bepaalde vindt overeenkomstige toepassing voor wat betreft uitkeringen die niet plaats vinden op grond van artikel 26.

STATUTENWIJZIGING
Artikel 28

28.1
De algemene vergadering van aandeelhouders kan besluiten de statuten van de vennootschap te wijzigen, mits de raad van bestuur daartoe een voorstel heeft gedaan.

28.2
Het volledige voorstel tot statutenwijziging zal van de dag van de oproeping tot de algemene vergadering van aandeelhouders tot na afloop van die vergadering ten kantore van de vennootschap voor de aandeelhouders en overige vergadergerechtigden kosteloos beschikbaar zijn geweest.

 ONTBINDING EN VEREFFENING.
Artikel 29

29.1
De vennootschap wordt ontbonden door een besluit van de algemene vergadering van aandeelhouders, mits de raad van bestuur daartoe een voorstel heeft gedaan. Het bepaalde in artikel 28 is van overeenkomstige toepassing.

29.2
Bij ontbinding van de vennootschap geschiedt de vereffening door de raad van bestuur.

29.3
De vereffening geschiedt met inachtneming van de wettelijke bepalingen. Tijdens de vereffening blijven deze statuten voor zover mogelijk van kracht.

29.4
Hetgeen na voldoening van alle schulden van het vermogen van de vennootschap is overgebleven, wordt aan de aandeelhouders uitgekeerd naar evenredigheid van het aantal aandelen dat door iedere aandeelhouder wordt gehouden.

29.5
Nadat de vereffening is voltooid, leggen de vereffenaars verantwoording af in overeenstemming met de wettelijke bepalingen.

29.6
Nadat de rechtspersoon heeft opgehouden te bestaan blijven de boeken en bescheiden van de vennootschap gedurende zeven jaar berusten onder degene die daartoe door de vereffenaars is aangewezen.

RECHTSKEUZE
Artikel 30

        De rechten en verplichtingen tussen (a) de vennootschap, (b) ieder van haar huidige of voormalige leden van de raad van bestuur, procuratiehouders, werknemers en stafleden en/of (c) ieder van haar huidige of voormalige houders van aandelen in het kapitaal van de vennootschap of daarvan afgeleide effecten, worden voorzover zulks niet in strijd is met dwingend recht beheerst door Nederlands recht, tenzij deze rechten en verplichtingen geen betrekking hebben op, of niet voortvloeien uit de hiervoor genoemde hoedanigheden. Ieder geschil, vordering, procedure, bewarende maatregel, of andere gerechtelijke stap, daaronder begrepen procedures tot het verkrijgen van voorlopige voorzieningen, geïnitieerd door en aangespannen tegen voornoemde personen in voornoemde hoedanigheden, zullen worden beslecht door de bevoegde Nederlandse rechter met uitsluiting van iedere andere rechter. In verband met zulke geschillen, vorderingen, procedures, bewarende maatregelen, of andere gerechtelijke stappen, daaronder begrepen procedures tot het verkrijgen van voorlopige voorzieningen, hebben alle huidige en voormalige leden van de raad van bestuur, procuratiehouders, werknemers en stafleden van de vennootschap zich onherroepelijk en onvoorwaardelijk (a) onderworpen aan de exclusieve jurisdictie van de Nederlandse rechter, (b) afstand gedaan van het recht om de bevoegdheid van die rechter te betwisten en (c) verklaard dat een onherroepelijk vonnis van een Nederlandse rechter in hoogste ressort gewezen hen zal binden en (d) domicilie gekozen ten kantore van de vennootschap in Haarlemmermeer (Schiphol), Nederland.

                      DE ONDERGETEKENDE
                      mr. W.H. Bossenbroek, notaris te Amsterdam, verklaart hierbij dat hij zich naar beste weten ervan heeft overtuigd dat de statuten van AerCap Holdings N.V., statutair gevestigd te Amsterdam, na partiële statutenwijziging bij akte op 12 juni 2009, luidden overeenkomstig de hiervoor opgenomen tekst.

                      Getekend te Amsterdam, op 12 juni 2009.

QuickLinks

  Exhibit 3.1
ARTICLES OF ASSOCIATION NAME AND SEAT Article 1
OBJECTS Article 2
SHARE CAPITAL Article 3
ISSUANCE OF SHARES AND PAYMENT ON SHARES Article 4
PRE-EMPTIVE RIGHTS Article 5
ACQUISITION BY THE COMPANY OF ITS SHARES Article 6
REDUCTION OF SHARE CAPITAL Article 7
SHARES AND SHARE CERTIFICATES Article 8
MISSING OR DAMAGED SHARE CERTIFICATES Article 9
SHAREHOLDERS' REGISTER Article 10
REQUEST TO ISSUE OR CANCEL SHARE CERTIFICATES Article 11
TRANSFER OF SHARES Article 12
RIGHT OF PLEDGE Article 13
RIGHT OF USUFRUCT Article 14
BOARD OF DIRECTORS Article 15
DUTIES AND POWERS Article 16
REPRESENTATION Article 17
INDEMNIFICATION Article 18
GENERAL MEETING OF SHAREHOLDERS Article 19
PLACE AND NOTICE OF THE GENERAL MEETING OF SHAREHOLDERS Article 20
NOTICE PERIOD AND AGENDA Article 21
CHAIRMAN OF GENERAL MEETINGS OF SHAREHOLDERS AND MINUTES Article 22
ATTENDANCE OF GENERAL MEETING OF SHAREHOLDERS Article 23
VOTES AND ADOPTION OF RESOLUTIONS Article 24
ANNUAL ACCOUNTS AND REPORT OF THE BOARD OF DIRECTORS Article 25
DISTRIBUTIONS Article 26
Article 27
AMENDMENT ARTICLES OF ASSOCIATION Article 28
DISSOLUTION AND LIQUIDATION Article 29
CHOICE OF LAW AND EXCLUSIVE JURISDICTION Article 30
NAAM EN ZETEL Artikel 1
DOEL Artikel 2
AANDELENKAPITAAL Artikel 3
UITGIFTE VAN AANDELEN EN STORTING OP AANDELEN Artikel 4
VOORKEURSRECHT Artikel 5
VERKRIJGING DOOR DE VENNOOTSCHAP VAN EIGEN AANDELEN Artikel 6
KAPITAALVERMINDERING Artikel 7
AANDELEN EN AANDEELBEWIJZEN Artikel 8
VERMISTE OF BESCHADIGDE AANDEELBEWIJZEN Artikel 9
REGISTER VAN AANDEELHOUDERS Artikel 10
VERZOEK TOT AFGIFTE OF HET INTREKKEN VAN AANDEELBEWIJZEN. Artikel 11
LEVERING VAN AANDELEN Artikel 12
PANDRECHT Artikel 13
VRUCHTGEBRUIK Artikel 14
RAAD VAN BESTUUR Artikel 15
TAAK EN BEVOEGDHEDEN Artikel 16
VERTEGENWOORDIGING Artikel 17
VRIJWARING Artikel 18
ALGEMENE VERGADERING VAN AANDEELHOUDERS Artikel 19
PLAATS EN OPROEPING VAN DE ALGEMENE VERGADERING VAN AANDEELHOUDERS Artikel 20
OPROEPINGSTERMIJN EN AGENDA Artikel 21
VOORZITTER VAN DE ALGEMENE VERGADERING VAN AANDEELHOUDERS EN NOTULEN Artikel 22
BIJWONEN VAN DE ALGEMENE VERGADERING VAN AANDEELHOUDERS Artikel 23
STEMRECHT EN BESLUITVORMING Artikel 24
JAARREKENING EN VERSLAG VAN DE RAAD VAN BESTUUR Artikel 25
UITKERINGEN Artikel 26
Artikel 27
STATUTENWIJZIGING Artikel 28
ONTBINDING EN VEREFFENING. Artikel 29
RECHTSKEUZE Artikel 30